UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 15, 2014

(Date of earliest event reported)

Corning Natural Gas Holding Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	46-3235589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2014, at its regular meeting, the Board of Directors of Corning Natural Gas Holding Corporation expanded the size of the Board from seven to eight directors as provided in its By-Laws and elected Robert B. Johnston to fill the newly created vacancy to serve until the next annual meeting of shareholders and until his replacement has been elected and qualified. The Board of Directors also determined that Mr. Johnston was an independent director. He has not been given any committee assignments by the Board at this time.

The Board of Directors determined that Mr. Johnston’s extensive experience as a senior officer and director of publicly-traded and closely-held companies in the U.S., Canada and Ireland give him the experience and perspective to provide valuable insights to the Board of Directors. Mr. Johnston is currently Executive Vice President and Chief Strategy Officer of The Intertech Group, Inc., a company owned by the family of Jerry Zucker which invests in a diverse, global group of businesses, headquartered in North Charleston, South Carolina. Mr. Johnston is currently a director of the Board of Directors of Span American Medical Systems (Nasdaq: SPAN), Circa Enterprises, Inc. (TSX-V: CTO) and Fyffes PLC (Dublin & LSE: FFY). He also is an advisor to the Article 6 Marital Trust under the First Amended and Restated Jerry Zucker Revocable Trust Dated April 2, 2007 which owns 289,451 shares of the Corporation’s common stock (approximately 12% of the outstanding shares based on Amendment No. 2 to Schedule 13D filed on April 23, 2014 by Anita G. Zucker, the trustee of the Zucker Trust). Anita G. Zucker is also the Chairperson and Chief Executive officer of The Intertech Group, Inc. Mr. Johnston holds a B.A. in political science, a M.A. in public policy and public administration, and an executive M.B.A., all from Concordia University, Montreal, Quebec, and has participated in various ongoing professional development activities including the Directors College of the National Association of Corporate Directors in 2010 and 2103. On April 16, 2014, Mr. Johnston purchased 5,000 shares of the Corporation’s common stock at a price of $16.40 in the previously disclosed private placement of 150,000 shares of the Corporation’s common stock. The Zucker Trust purchased 75,000 shares in that private placement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Holding Corporation

Dated: July 16, 2014

By: /s/ Michael I. German

President and Chief Executive Officer